Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-151566 on Form S-8 of our report dated March 30, 2016, relating to the consolidated financial statements of Stage Stores, Inc., and the effectiveness of Stage Stores, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Stage Stores, Inc. for the year ended January 30, 2016, and our report dated March 15, 2016 appearing in the Annual Report on Form 11-K of Stage Stores, Inc. Nonqualified Deferred Compensation Plan for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas
June 8, 2016